                                                                   Exhibit 10.15


                               CONSENT OF LANDLORD
                                   (SUBLEASE)

     TEACHERS INSURANCE & ANNUITY ASSOCIATION, successor to N.D. PROPERTIES, INC., successor to MINNESOTA CC PROPERTIES, INC. ("Landlord"), as landlord, and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Sublessor"), as tenant, currently are parties to a written Lease dated December 31, 1993 ("Lease") relating to certain premises ("Premises") in the building commonly described as 5500 Wayzata Boulevard, Golden Valley, Minnesota. Sublessor desires to sublease a portion of the Premises ("Subleased Premises") to NETWORK MANAGEMENT SERVICES, INC. ("Sublessee") as provided in the First Amendment of Sublease ("Sublease") dated August 10, 1999, attached hereto as Exhibit A.

     Landlord hereby consents to the subletting of the Subleased Premises as provided in the Sublease, subject to the following:

1. This Consent does not amend or modify any provision of the Lease or release Sublessor or any guarantor(s) from any obligation, whether past, present or future, under the Lease. Sublessor and my guarantor(s) shall remain liable for the payment of all rent (including, without limitation, Base Rent and Operating Costs) and other sums and the performance of all other obligations of Sublessor as provided in the Lease. The Sublease is, and shall be, subject and subordinate to the terms and conditions of the Lease. Insofar as any terms of the Sublease are in conflict with the terms of the Lease, the Lease shall govern and control.

2. Without the prior written consent of Landlord (except as otherwise expressly provided in the Lease), neither Sublessor nor Sublessee shall sublet all or any portion of the Premises, assign the Lease or Sublease, or amend or modify the Sublease. No alterations or improvements may be made to the Premises without the prior written consent of Landlord in accordance with the Lease.

3. If any default occurs under the Lease, Landlord may, at its option and in addition to any other available rights and remedies: (a) collect directly from Sublessee all rents due under the Sublease, and no such collection shall constitute an acceptance of Sublessee as tenant or a novation or release of Sublessor from its obligation sunder the Lease; or
     (b) by written notice to Sublessee, elect to have Sublessee directly bound to Landlord for the payment of rent and the performance of its other obligation sunder the Sublease, in which case Sublessee will attorn to Landlord. Landlord shall have a right of entry to the Subleased Premises int he event of a default by Sublessee in its performance under the Sublease. Such rights may be exercised without liability for any act or omission of Sublessor and without waiving any default or any of Landlord's rights and remedies under the Lease.

4. Notwithstanding anything to the contrary contained in the Sublease, Landlord shall have no obligation to deliver any notices called for under the Sublease or the Lease to Sublessee. Landlord shall continue to deliver notices to Sublessor as provided in the

     Lease. Landlord shall have no obligation to accept, consider or respond to any notice, request or other communication from Sublessee, whether of a type described in the Sublease or otherwise. Neither this Consent nor the Sublease shall give Sublessee any rights under the Lease, and Sublessee shall have no rights being personal to Sublessor. No representations respecting the Premises, the Building, the Project, the Lease or any other matter have been made by Landlord to Sublessee.

5. Sublessee agrees at its expense to comply with all insurance requirements under the Lease and provide certificates of such insurance before taking possession of the Subleased Premises naming Landlord as an additional insured, and shall agree to and adopt the provisions of Section 8 of the Lease with respect to the Subleased Premises as if Sublessee were the Tenant thereunder.

6. Sublessor hereby confirms to Landlord that there are no existing defenses or offsets which Sublessor has against enforcement of the Lease; and Landlord is not currently in default under the Lease.

7. This consent is subject to the condition that Sublessor and Sublessee shall acknowledge and agree to the above terms and conditions by signing in the space provided below.

     IN WITNESS WHEREOF, the undersigned has executed this Consent as of August 30, 1999.

                                        LANDLORD:

                                        Teachers Insurance & Annuity Association

                                        By: /s/ Mark J. Wood
                                           -------------------------------------
                                        Name:   Mark J. Wood
                                             -----------------------------------
                                        Title:  Asst. Sec.
                                              ----------------------------------


ACKNOWLEDGED AND AGREED TO:

SUBLESSOR:

The Prudential Insurance Company of America

By:   /s/ Gregory M. Gauthier
      ------------------------
Name:   Gregory M. Gauthier
      ------------------------
Title:  DIRECTOR, OPERATIONS
        CORPORATE REAL ESTATE
      ------------------------

SUBLESSEE:

Network Management Services, Inc.

By:   /s/ Michael C. Bingham
      -------------------------
Name:     Michael C. Bingham
      -------------------------
Title:        President
      -------------------------

                                    EXHIBIT C

                             LEASEHOLD IMPROVEMENTS

     1. Building Shell. The following Building Standard items are deemed to be part of the Building Shell and are provided at Landlord's expense for unimproved space in accordance with Landlord's Building Shell specifications:

        Parabolic Light Fixtures                    Not Installed
        Ceiling Grid                                Installed
        Ceiling Tile                                Not Installed
        Interior VAV Boxes                          Not Installed
        Exterior VAV Boxes                          Installed
        Exterior VAV Trunk System                   Installed
        Exterior Window Mini-Blinds                 Installed
        Building Shell Sprinkler System             Installed
        HVAC Diffusers                              Not Installed

The above Building Shell items are not charged against the Tenant Finish Allowance, except for the cost of any adjustments or modifications and the cost of installing items listed as "not installed."

     2. Tenant Finish Allowance and Costs. Landlord shall provide an allowance ("Tenant Finish Allowance") not to exceed $14.62 per rentable square foot in the Premises (total $437,181.86) or the actual cost of such improvements, whichever is less, to be applied to the total cost of constructing Tenant's leasehold improvements in the Premises ("Tenant Finish Costs"), including, without limitation: space planning and design fees; architectural and engineering fees; required building permits; actual cost of labor, materials, equipment and services; actual cost of tenant signage; for any unimproved portion of the Premises, the costs of installing and modifying those Building Shell items labeled above as "not installed" as well as the costs of modifying those Building Shell items labeled above as "installed" to accommodate Tenant's space plan; and the costs of removing, modifying relocating or making additions to any existing improvements in the Premises to accommodate Tenant's space plan. Tenant Finish Costs shall exclude expenses in connection with services provided by Tenant or Tenant's employees; telephone, communications, and computer equipment and wiring; and personal property items such as decorations, art work, furniture, equipment, or trade fixtures not permanently attached to the Premises. Any Tenant Finish Costs in excess of the Tenant Finish Allowance shall be payable by Tenant to Landlord as Additional Rent within thirty (30) days of Landlord's invoice for such costs.

     3. Landlord's Work. As Landlord's Work, Landlord shall (a) provide any previously unimproved portion of the Premises in Building Shell condition; and
(b) construct leasehold improvements in the Premises, substantially in accordance with plans and specifications approved by Tenant and Landlord as provided in Exhibit C-1, in a total amount not to exceed the Tenant Finish Allowance. In all other respects, Tenant agrees to accept the Premises in its present condition, "as is," with no obligation for Landlord to do or pay for any improvements or plans. Additional Work, if any, required by Tenant shall be constructed by Landlord at Tenant's expense as provided in Exhibit C-1.

     4. Telephones/Wiring. Tenant shall at its expense (a) install and maintain all telephone and communications wiring and equipment from the service access point in the Building to and within the Premises; and (b) arrange directly with Fairchild Communications Services Company or another provider for all service and connections. Landlord will cooperate with Tenant to permit the installation of such wiring and equipment at Tenant's expense; provided that all such work shall be subject to Landlord's prior approval.

     5. Space Planning Allowance. In addition to the Tenant Finish Allowance, Landlord shall provide an allowance ("Space Planning Allowance") not to exceed $.10 per rentable square foot in the Premises (total

$2,990.30) or the actual cost of such Services, whichever is less, to be applied to Tenant's space planning costs. Such allowance shall be paid within thirty
(30) days after Tenant provides an itemized statement of such costs.

                                   EXHIBIT C-1

                        TENANT IMPROVEMENT WORK AGREEMENT

     1. Landlord's Work. Tenant agrees to promptly devote such time in consultation with Landlord and Landlord's architect ("Architect") as reasonably necessary to finalize a space plan for the Premises, and to furnish such information relative to the Premises as reasonably necessary to enable the Architect to commence final architectural plans and specifications (the "Architectural Plans") for improving the Premises with the items described on Exhibit C attached hereto as "Landlord's work." The information to be furnished by Tenant to the Architect shall include, without limitation:

          (a) Any requirements of the Tenant for the Premises which are in excess of, or otherwise vary in any respect from, Building standard items.

          (b) Special loading, such as the location of and requirements for file cabinets or special equipment.

          (c) Openings in the walls or floors.

          (d) Special heating, ventilating, air conditioning, electrical, sprinkler, lighting, security system, or plumbing work.

          (e) Location and dimensions of telephone equipment areas, and location of telephone and electrical outlets, switches and lights.

          (f) Partitions - locations and type, including doors and hardware, windows, glass partitions and special framing or support.

          (g) Special cabinet work and other millwork items.

          (h) Variations to standard ceiling heights.

          (i) Location and color selection of painted areas.

          (j) Location and selection of floor covering and wall coverings.

          (k) Location and type of any kitchen equipment.

          (l) Such additional information as reasonably specified by Landlord.

Within five (5) business days after the completed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant's written approval (or disapproval with a written explanation of any changes required in the Plans) of such Architectural Plans and to redeliver the Architectural Plans to the Architect for submission to Landlord for Landlord's final approval. Should Tenant fail to promptly furnish the Architect with all necessary information so that Architect can commence with the Architectural Plans or should Tenant fail to redeliver the Architectural Plans with Tenant's approval or disapproval to the Architect within said five (5) day period, Tenant shall indemnify Landlord against any additional cost in completing Landlord's work and other damages to Landlord caused thereby.

          After final approval of the Architectural Plans by Landlord and Tenant, Landlord shall cause such Architectural Plans to be reviewed for final mechanical and electrical plans and specifications (the "Engineering Plans") for Landlord's Work. Promptly after completion of the Engineering Plans, Landlord shall obtain a building

                                      C-1-1
permit and, subject to the other terms and conditions of this Exhibit C-1 and the Lease, shall proceed diligently to cause Landlord's Work to be substantially completed before the Commencement Date of the Lease, it being expressly understood that all work to be done in the Premises shall be subject to approval of Landlord and that no work shall be undertaken in the Premises until such approval is given in writing. Except as otherwise provided in Exhibit C, all costs and expenses relating to the preparation and completion of any space plan or the Architectural and Engineering Plans for the Premises shall be borne by Tenant.

     For purposes of this Exhibit C-1, "substantial completion" means: (i) completion of Landlord's Work except for minor finishing and punchlist activity which does not materially interfere with Tenant's use and occupancy of the Premises; (ii) issuance of any necessary municipal certificate of occupancy; and
(iii) Tenant, its employees, agents, and invitees have ready and safe access to the Building and the Premises through the lobby, entrances, elevators, and hallways. Within thirty (30) days after the Commencement Date of the Lease, the parties shall inspect the Premises, have all systems demonstrated, and prepare a punchlist of incomplete or defective details of construction. Landlord will complete the punchlist items within sixty (60) days after Tenant provides the punchlist to Landlord. Upon notice from Landlord that Landlord's Work is complete, Tenant agrees to confirm acceptance of the Premises in written form reasonably acceptable to Landlord, unless the completion of Landlord's Work is disputed. If Tenant disputes Landlord's notice that Landlord's work is complete and such dispute cannot be resolved by Tenant and Landlord within thirty (30) days after Landlord has furnished such notice, then such dispute shall be resolved by a Minnesota licensed architect approved by both Landlord and Tenant, and the determination of such architect shall be binding upon the parties; and the fees of such architect shall be shared equally by Landlord and Tenant.

     2. Additional Work. Except to the extent described herein, in Exhibit C or in the Lease, Landlord has no obligation to do or pay for any work to the Premises (or any plans or specifications relating thereto). If Tenant shall require other work or materials ("Additional Work") in the Premises in addition to or in substitution for Landlord's Work, Tenant shall deliver to Landlord for its approval final Architectural Plans for such Additional Work at or before the time Tenant is required pursuant to Section 1 hereof to deliver Tenant's written approval of the Architectural Plans for Landlord's Work. If Landlord does not approve of the Architectural Plans for the Additional Work, as delivered by Tenant, Landlord shall advise Tenant generally of the changes required in such Plans so that they will meet with Landlord's approval. Tenant shall cause the Architectural Plans for the Additional Work to be revised and delivered to Landlord for its final review and approval within five (5) business days after Tenant's receipt of such advice or Tenant shall be deemed to have abandoned its request for such Additional Work. After final approval of the Architectural Plans for the Additional Work by Landlord, Landlord shall cause the preparation of final Engineering Plans relating thereto. All Architectural and Engineering Plans for the Additional Work (together with any changes to the Architectural or Engineering Plans for the Landlord's Work which may be required as a result thereof) shall be prepared and completed at Tenant's sole cost and expense.

     Landlord shall furnish Tenant with written estimates of the cost of the Additional Work within fifteen (15) business days after receipt by Landlord of the Engineering Plans for the Additional Work. If Tenant shall fail to approve in writing such estimates within seven (7) business days from receipt thereof, the estimates shall be deemed disapproved in all respects by Tenant; Landlord shall not be authorized or required to proceed with any Additional Work; and Tenant shall be deemed to have abandoned its request therefor. If, however, Tenant approves in writing such estimate as furnished by Landlord within said seven (7) day period, Tenant shall pay Landlord the actual cost of such Additional Work, as follows:

          (a) Unless otherwise agreed by Landlord, an amount equal to fifty percent (50%) of the estimated total cost of such Additional Work shall be paid to Landlord upon receipt and written approval of the estimate, and

          (b) An amount equal to the unpaid balance of the total actual cost of the Additional Work shall be paid to Landlord within thirty (30) days of Landlord's statement following substantial completion of such Additional Work;

                                      C-1-2
and, provided Tenant makes all payments when required herein and furnishes reasonable security for the balance of such costs, Landlord agrees to cause the Additional Work to be performed by Landlord's contractors.

     If Landlord is not required to perform Additional Work as provided in this
Section 2, the alterations and improvements to be made to the Premises prior to the commencement of the Term of the Lease shall be limited to Landlord's Work and any additional alterations and improvements to the Premises desired by Tenant shall be made after the commencement of the Term of the Lease as provided in Section 5 of the Lease.

     3. Commencement of Rent. The Commencement Date of the Lease shall not occur and Tenant's obligation to pay rent under the Lease shall not commence until Landlord has substantially completed all of Landlord's work; provided, however, that if landlord is delayed in substantially completing Landlord's Work as a result of any one or more of the following ("Tenant Delay"):

          (a) Tenant's failure to devote the time or furnish the information or approvals required under Section 1 hereof in connection with the space plan or the Architectural Plans for Landlord's Work; or

          (b) Tenant's failure to furnish Architectural Plans for any Additional Work, or revisions thereto, as required hereby, or Tenant's failure to approve cost estimates for the Additional Work within the time period specified in Section 2 hereof; or

          (c) Tenant's request for materials, finishes or installations other than Building standard items; or

          (d) Tenant's changes in the Landlord's Work, in the Architectural or Engineering Plans relating thereto, or in the Architectural or Engineering Plans for the Additional Work (notwithstanding Landlord's approval of any such changes); or

          (e) Any other act or omission by Tenant or its employees, contractors, or agents:

then and in any such event, Landlord shall cause the Architect to certify the date on which Landlord's Work would have been completed but for any Tenant Delay, and the Commencement Date and Tenant's obligation to pay rent under the Lease shall occur and commence as of such date, and shall not otherwise be affected or deferred on account of such delay.

     4. Access By Tenant Prior To Commencement Of Term. Landlord, at Landlord's discretion, may permit Tenant and Tenant's agents to enter the Premises prior to the Commencement Date of the Lease upon reasonable notice during business hours in order that Tenant may make the Premises ready for Tenant's use and occupancy. Any such permission shall constitute a license only and not a lease and such license shall be conditioned upon: (a) Tenant working in harmony and not interfering with Landlord and Landlord's agents, contractors, workmen, mechanics and suppliers in doing Landlord's Work or Additional Work, if any, or other work in the Building or with other tenants and occupants of the Building; (b) Tenant obtaining in advance Landlord's approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security reasonably satisfactory to Landlord for the completion thereof, and (ii) general contractor's affidavit for the proposed work; and (c) Tenant furnishing Landlord with such insurance and other security as Landlord may reasonably require against liabilities which may arise out of such entry. Landlord shall have the right to withdraw such license upon twenty-four (24) hours' written notice to Tenant for reasonable cause. Tenant agrees that landlord shall not be liable in any way for any injury, los or damage which may occur to any of Tenant's property placed or installations made in the Premises prior to the commencement of the Term of the Lease, the same being at Tenant's sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the Premises or the Building. Tenant further agrees that any entry, work and

                                      C-1-3
occupation permitted under this Section shall be governed by Section 5 of the Lease and all other terms of the Lease.

     5. Miscellaneous.

          (a) This Exhibit C-1 shall be incorporated in and considered as a part of Exhibit C to the Lease. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Exhibit shall have the meanings assigned to them in the Lease.

          (b) The terms and conditions of this Exhibit are intended to supplement and are specifically subject to all the terms and provisions of the Lease. This Exhibit may not be amended or modified except in a writing signed by Landlord and Tenant.

          (c) All sums due hereunder from Tenant shall be deemed Additional Rent for purposes of the Lease. All designs for public areas must conform to Building standard and be approved by the Landlord.

          (d) Whenever the approval or consent of either Landlord or Tenant is provided for in this Exhibit, the same shall not be unreasonably withheld or delayed.

                                      C-1-4

                                    EXHIBIT D

                              RULES AND REGULATIONS

     1. The sidewalks, halls, passages, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants, provided, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of the Landlord.

     2. The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the halls or other places of the Buildings shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the tenant who, or whose agents, employees, or visitors, shall have caused it.

     3. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, such use of such curtain, blind, shade or screen shall be discontinued forthwith by Tenant. No awnings shall be permitted on any part of the Premises.

     4. No safes or other objects heavier than the lift capacity of the freight elevators of the Building shall be brought into or installed on the Premises. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. The moving of safes shall occur only between such hours as may be designated by, and only upon previous notice to, the manager of the Building, and the persons employed to move safes in or out of the Building must be acceptable to Landlord. No freight, furniture or bulky matter of any description shall be received into the Building or carried into the elevators except during hours and in a manner approved by Landlord.

     5. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds (except Seeing Eye Dogs) be brought into or kept in or about the Building. Tenant shall not place or install any antennae or aerials or similar devices outside of the Premises.

     6. Tenant shall not use or keep in the Building any inflammables, including but not limited to kerosene, gasoline, naphths and benzine (except cleaning fluids in small quantities and when in containers approved by the Board of Underwriters), or explosives or any other articles of intrinsically dangerous nature, or use any method of heating other than that supplied by Landlord.

     7. If Tenant desires telephone or telegraph connections or alarm systems, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without specific directions from Landlord.

     8. Tenant, upon the termination of the tenancy, shall deliver to the Landlord all the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys to furnished shall pay the Landlord therefor.

     9. Tenant shall not put down any floor covering in the Premises without the Landlord's prior approval of the manner and method of applying such floor covering.

     10. On Sundays and legal holidays, and on other days between the hours of 6 p.m. and 8 a.m., access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the persons seeking access is known to the watchman of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom the Landlord has the right to exclude under Rule 1 above. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or Landlord and protection of property in the Building.

     11. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage which includes keeping doors locked and windows and other means of entry to the Premises closed.

     12. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock.

     13. In advertising or other publicity, without Landlord's prior written consent, Tenant shall not use the name of the Building except as the address of its business and shall not use pictures of the Building.

     14. Tenant shall not make any room to room canvass to solicit business from other tenants in the Building; and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the Premises unless ordinarily embraced within the Tenant's use of the Premises specified herein.

     15. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning, and shall not allow the adjustment (except by Landlord's authorized building personnel) of any controls other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed and shall not open any windows except that if the air circulation shall not be in operation, windows which are openable may opened with Landlord's consent.

     16. Tenant shall not do any cooking in the Premises or engage any coffee cart service.

     17. Any wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a strippable adhesive. The use of nonstrippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant's expense.

     18. Tenant shall provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting. If Tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such excessive wear and tear shall be charged to and paid for by Tenant.

     19. Tenant will refer all contractors, contractor's representatives and installation technicians, rendering any service to Tenant, to Landlord for Landlord's supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

     20. Movement in or out of the Building of furniture, office equipment, or other bulky materials, or movement through the Building entrances or lobby shall be restricted to hours designated by Landlord. All such movements shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement initiated by Tenant will include determination by Landlord and subject to its decision and control, of the time, method, and routing of movement, limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel of Landlord if damaged or injured as a result of acts in connection with such service performed for Tenant and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any such damage, injury, or loss, including attorney's fees.

     21. No portion of Tenant's area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

     22. Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from Tenant's area or any public rooms regardless of whether such loss occurs when such area is locked against entry or not.

     23. Employees of Landlord shall not receive or carry messages for or to any tenant or other persons, nor contract with or render free or paid services to any tenant or tenant's employees, or invitees; in the event any of Landlord's employees perform any such services, such employees shall be deemed the agent of Tenant regardless of whether or how payment is arranged for services and Landlord is expressly relieved from any all liability in connection with any such services and any associated injury or damage to person or property.

     24. Tenant and its employees, agents, and invitees shall observe and comply with the driving and parking signs and markers on the property surrounding the Building.

     25. Tenant shall not place, install, or operate on the Premises or in any part of the Building, any coffee making device or equipment without the prior written consent of Landlord.

     26. Tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures, or heating apparatus so that such accidents or defects may be attended to promptly.

     27. the directories of the Building shall be used exclusively for the display of the name and location of the tenants only and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

     28. No vending machines of any description shall be installed, maintained or operated in any part of the Building without the written consent of Landlord.

     29. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

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                                    EXHIBIT E

                              ADDITIONAL PROVISIONS

     This Addendum is made a part of the lease ("Lease") between MINNESOTA CC PROPERTIES, INC. ("Landlord") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Tenant") dated December 31, 1993, and the following additional terms shall supersede any contrary terms in the Lease:

     27. PREMISES.

          A. The Premises shall initially consist of two parts as shown on the attached Exhibit A: approximately 21,392 rentable square feet on the fourteenth (14th) floor of the Building ("Fourteenth Floor Space"), and approximately 8,511 rentable square feet on the twelfth (12th) floor of the Building ("Twelfth Floor Space"). Effective as of the Commencement Date:

               (1) The annual Base Rent for Months 1 through 36 of the Term shall be $8.50 per rentable square foot, payable on 29,903 rentable square feet in advance in monthly installments of $21,181.29.

               (2) Tenant's Proportionate Share of Operating Costs and Operating Cost Rent for Months 1 through 36 of the Term shall be determined on the basis of 29,903 rentable square feet in the Premises. As soon as reasonably possible in 1994, Landlord shall provide Tenant with a written estimate of the Operating Costs for the Project for 1994 and the amount of Tenant's monthly installment of estimated Operating Cost Rent pursuant to Section 2 of the Lease. The first monthly installment of Operating Cost Rent shall be payable on or before the date Tenant takes occupancy of the Premises pursuant to Section 28.

          B. Effective as of the first day of Month 37 of the Term, the Twelfth Floor Space shall be deleted from the Premises, and this Lease shall continue with respect to the Fourteenth Floor Space for the remaining Term on all of the terms and conditions of this Lease, except that:

               (1) The annual Base Rent for Months 37 through 72 of the Term shall be $8.50 per rentable square foot, payable on 21,392 rentable square feet in advance in monthly installments of $15,152.67.

               (2) Tenant's Proportionate Share of Operating Costs and Operating Cost Rent shall be adjusted appropriately based on 21,392 rentable square feet, and Operating Cost Rent shall thereafter be payable on the Fourteenth Floor Space as provided in this Lease.

               (3) On or before the last day of Month 36 of the Term, Tenant shall at its expense completely vacate the Twelfth Floor Space and surrender possession thereof to Landlord in the condition as provided in Sections 3D, E and F of this Lease.

               (4) The term "Premises" shall thereafter be deemed to refer to and include only the Fourteenth Floor Space, except as expressly provided otherwise in this Lease.

     28. PRE-TERM OCCUPANCY.

          A. Landlord shall use reasonable efforts to substantially complete Landlord's Work in the Premises at least sixty (60) days before the Commencement Date stated in Section 3 of the Schedule to this Lease. Upon such substantial completion, Landlord shall permit Tenant to take possession and occupy the Premises. Any such pre-term occupancy by Tenant shall be subject to all of the terms and conditions of

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

     this Lease, except that during the first thirty (30) days after substantial completion there shall be no charge for Base Rent or Operating Cost Rent, and during the succeeding thirty (30) days there shall be no charge for Base Rent but Tenant shall pay Operating Cost Rent as provided in this Lease.

          B. The period of pre-term occupancy shall be reduced by any period of delay in such substantial completion caused by Tenant Delay as defined in Exhibit C-1 or by any delay in the delivery to Landlord of four (4) copies of this Lease executed by Tenant beyond __________________, 1993, and the Commencement Date shall not be extended on account of such delay. The period of pre-term occupancy shall not be reduced by any period of delay in such substantial completion resulting from Force Majeure or from delays caused by Landlord; and in such case the Commencement Date shall be delayed until sixty (60) days after substantial completion of Landlord's Work, and the Term shall be extended as provided in Section 3B. During such pre-term occupancy, Tenant shall cooperate to minimize any interference with the completion of Landlord's Work.

     29. RETENTION OPTION. Notwithstanding anything to the contrary contained in
Section 27, Tenant shall have the option ("Retention Option") to retain the Twelfth Floor Space as part of the Premises during Months 37 through 72 of the Term, as follows:

          A. To exercise the Retention Option, Tenant shall give Landlord written notice of exercise on or before the last day of Month 24 of the Term. Within fifteen (15) days thereafter, Landlord shall give written notice to Tenant of Landlord's initial estimate of the Market Rate for the Twelfth Floor Space. Tenant's notice of exercise and Landlord's initial estimate of the Market Rate shall be binding and conclusive unless Tenant gives Landlord written notice on or before the last day of Month 25 of the Term either (1) withdrawing Tenant's notice of exercise, or (2) confirming Tenant's notice of exercise but objecting to Landlord's initial estimate of the Market Rate. Tenant may only exercise the Retention Option as to all of the Twelfth Floor Space.

          B. If Tenant exercises the Retention Option, the Twelfth Floor Space shall be retained as part of the Premises for Months 37 through 72 of the Term on all of the terms and conditions of this Lease, except that:

               (1) In addition to Base Rent for the Fourteenth Floor Space, Tenant shall pay Base Rent for the Twelfth Floor Space at a rate equal to the greater of: (a) ninety percent (90%) of the Market Rate for such space (as defined and determined under Section 31 if Tenant timely objects to Landlord's initial estimate of the Market Rate), or
          (b) an annual rate of $8.50 per rentable square foot.

               (2) Tenant's Proportionate Share of Operating Costs and Operating Cost Rent shall be adjusted appropriately based on 29,903 rentable square feet, and Operating Cost Rent shall thereafter be payable on the Fourteenth Floor Space and the Twelfth Floor Space as provided in this Lease.

               (3) The Twelfth Floor Space shall be provided in an "as is" condition, with no obligation for Landlord to do or pay for any work or plans.

               (4) The term "Premises" shall thereafter be deemed to refer to and include the Fourteenth Floor Space and the Twelfth Floor Space, except as expressly provided otherwise in this Lease.

          C. Tenant's right to exercise the Retention Option is subject to the condition that, at the time that Tenant delivers the Tenant's notice of exercise, Tenant is not in default under any of the terms or conditions of this Lease. Further, the Retention Option shall automatically terminate upon the earliest to occur of (1) the expiration or termination of this Lease; (2) the termination of Tenant's right to possession of the Premises; (3) the assignment of this Lease by Tenant or the sublease by Tenant of all or any part of the Premises; or (4) the failure of Tenant to timely or properly exercise the Retention Option.

          D. Within ten (10) days after written request by Landlord, Tenant shall execute and deliver an instrument in form reasonably satisfactory to Landlord confirming the exercise or termination of the Retention Option.

     30. RIGHT OF FIRST OFFER. Tenant shall have a right of first offer ("ROFO Right") on all remaining space on the twelfth (12th) floor of the Building ("ROFO Space"), as follows:

          A. Upon written request by Tenant ("Tenant's ROFO Notice"), Landlord shall within thirty (30) days thereafter give written notice to Tenant ("Landlord's ROFO Notice") stating: (1) any portion of the ROFO Space ("Subject ROFO Space") which is, or will during the first thirty-six (36) months of the Term become, available for lease; (2) the estimated date of availability ("Target Delivery Date"); (3) Landlord's initial estimate of the Market Rate for the Subject ROFO Space; and (4) the Tenant Finish Allowance, if any, Landlord will provide for the Subject ROFO Space (which shall be based on prevailing market conditions as reasonably determined by Landlord). Before Tenant's ROFO Notice, if Landlord desires to offer any portion of the ROFO Space for lease, Landlord shall first deliver a Landlord's ROFO Notice to Tenant relating to the Subject ROFO Space. Tenant shall notify Landlord within ten (10) days after Landlord's ROFO Notice is given whether it desires to exercise its right to lease the Subject ROFO Space and whether Tenant objects to Landlord's initial estimate of the Market Rate. Tenant may exercise the ROFO Right only as to all of the Subject ROFO Space.

          Notwithstanding anything to the contrary contained in this Section, the ROFO Right shall be subject to and shall exclude: (i) all leases, renewals, extensions, expansions or other rights relating to any part of the ROFO Space that may previously have been granted by Landlord; and (ii) any renewals or extensions of any existing leases for any part of the ROFO Space, whether or not pursuant to an option or right in such lease.

          B. If Tenant exercises the ROFO Right with respect to the Subject ROFO Space, such space shall be added to and become part of the Premises for the remaining Term of this Lease (including any renewals or extensions) on all of the terms and conditions of this Lease, except that:

               (1) The Subject ROFO Space shall be added to the Premises effective on the earlier of (the "Delivery Date"): (a) the date Tenant occupies the Subject ROFO space, or (b) the date on which Landlord delivers the Subject ROFO Space to Tenant in the condition provided in this Section (which, without Tenant's consent, shall not be before the Target Delivery Date).

               (2) Effective on the Delivery Date, (a) the Base Rent for the Subject ROFO Space shall be payable at the greater of (i) Market Rate for such space (as defined and determined under Section 31 if Tenant objects in its notice of exercise, to Landlord's initial estimate of the Market Rate), or (ii) an annual rate of $8.50 per rentable square foot; and (b) Tenant's Proportionate Share of Operating Costs shall be adjusted appropriately to take into account the net rentable area in the Subject ROFO Space, and Operating Cost Rent shall thereafter be payable at the same rate per rentable square foot as then payable for the Premises and shall thereafter be subject to the same adjustments as provided in this Lease.

               (3) The Subject ROFO Space shall be delivered in an "as is" condition and Exhibit C shall not apply; except that Landlord shall construct leasehold improvements in an amount not to exceed the Tenant Finish allowance specified in Landlord's ROFO Notice, which shall be taken into account in determining the Market Rate for the Subject ROFO Space. The Tenant Finish

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

          Allowance shall be applied to Tenant Finish Costs relating to the Subject ROFO Space. No refund or credit shall be made for any unused portion of the Tenant Finish Allowance. All leasehold improvements shall be performed as provided in Exhibit C-1.

               (4) As of the Delivery Date, the term "Premises" shall be deemed to refer to and include the Subject ROFO Space, except as expressly provided otherwise in this Lease.

     If Tenant fails to timely exercise the ROFO Right, Tenant shall have no further rights with respect to the Subject ROFO Space, and Landlord shall be free to lease such space on any terms. The ROFO right shall only apply during the first thirty-six (36) months of the Term and, unless previously exercised or terminated, shall thereupon automatically terminate.

          C. Tenant's right to exercise the ROFO Right with respect to any portion of the ROFO Space is subject to the condition that, at the time that Tenant delivers its written notice of exercise with respect to such portion of the ROFO Space, (i) Tenant is not in default under any of the terms or conditions of this Lease, and (ii) Tenant shall simultaneously exercise (or shall have previously exercised) the Retention Option as provided in Section 29. Further, the ROFO Right shall automatically terminate upon the earliest to occur of (1) the expiration or termination of this Lease; (2) the termination of Tenant's right to possession of the Premises; (3) the assignment of this Lease by Tenant or the sublease by Tenant of all or any part of the Premises; or (4) the expiration or termination of the Retention Option as provided in Section 29.

          D. Within ten (10) days after written request by Landlord, Tenant shall execute and deliver an instrument in form reasonably satisfactory to Landlord confirming any exercise or termination of the ROFO Right.

     31. MARKET RATE. Whenever this Lease provides that the Market Rate for space is to be determined pursuant to this Section, the following shall apply:

          A. As used herein, "Market Rate" shall mean the net market rental rate for the applicable space (determined by reference to the annual rental rates for comparable space in the Project, primarily, and in comparable suburban office buildings within a five-mile radius of the Project, secondarily) that would be payable by a willing tenant to a willing landlord in arms-length bona fide negotiations, neither being under any compulsion to act, in equal monthly payments during a term equal to the applicable term and commencing on the first day thereof (taking into consideration all pertinent factors, including, without limitation, the length of the term, use, quality of services provided, size of space, location of the space within the building and/or floor level, definition of net rentable area, existing leasehold improvements, leasehold improvements provided (whether directly or by allowance), quality, age, and location of the applicable building, tenant clientele of the building, financial strength of the applicable tenant, any applicable reductions arising from rental concessions and abatements, method for computing and the amount of operating costs, taxes, and other expenses payable by tenants, parking and other amenities provided (and any charge therefor), and the time the particular rate under consideration becomes effective, all to the same extent and in the same manner as the rental marketplace takes such factors into account).

          B. If Tenant does not timely object to Landlord's initial estimate of the Market Rate, such estimate shall constitute the Market Rate. If Tenant timely objects to such estimate, the Market Rate for the Premises shall be determined as follows:

               (1) Promptly after Tenant gives Landlord notice of its objection, Landlord and Tenant shall commence negotiations to agree upon the Market Rate for the applicable space. If Landlord and Tenant are unable to reach agreement on the Market Rate within fifteen (15) days after Tenant gives Landlord notice of its objection, then within seven
          (7) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower of such estimates, then the Market Rate shall be the average of the two (2) estimates. Otherwise, the Market Rate shall be determined by arbitration as provided in the following Subsection (2).

               (2) If the Market Rate is not determined as provided in the preceding Subsection (1), then within seven (7) days after the exchange of good faith estimates the parties shall select, as an arbitrator, a mutually acceptable independent MAI appraiser with experience in real estate activities, including at least five (5) years experience in appraising office space in the Minneapolis-St. Paul metropolitan area and no direct or indirect financial or other business interest in or in common with Landlord or Tenant or any affiliate of either (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within seven (7) days thereafter, each party shall select a Qualified Appraiser and within seven (7) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the arbitrator and shall determine the Market Rate. If one party shall fail to make such appointment within said seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator. Once the arbitrator has been selected, then, as soon thereafter as practicable but in any case within fifteen (15) days, the arbitrator shall select one of the two estimates of Market Rate submitted by Landlord and Tenant, which shall be the one that is closer to the Market Rate independently determined by the arbitrator. The value so selected shall be the Market Rate. The decision of the arbitrator as to the Market shall be submitted in writing to, and be final and binding on, Landlord and Tenant. If the arbitrator believes that expert advice would be of material assistance, the arbitrator may retain one or more qualified persons, including, without limitation, legal counsel, brokers, architects, or engineers. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party obtaining such counsel or expert. If the foregoing process is not completed by the date the Market Rate is to become effective, Tenant shall pay rent for the applicable space at the rental rate then or most recently in effect for the Premises, which will be adjusted retroactively at the time the foregoing process is completed to reflect any difference in the rent.

     32. SECTION 2C(2). ADD THE FOLLOWING:

     Landlord's current fiscal year is a calendar year. If Landlord changes its fiscal year at any time, appropriate adjustments shall be made so that no Operating Costs are charged to tenants in excess of 100% of the actual amount.

     33. SECTION 2D(2). ADD THE FOLLOWING:

     Notwithstanding anything to the contrary contained in Section 2D(2), on the first occasion during any calendar year of the Term that Tenant defaults in the payment of any Rent, Landlord shall not charge any late fee or interest with respect to such default unless such default is not remedied within ten (10) days after written notice thereof by Landlord to Tenant.

     34. SECTION 3C. ADD THE FOLLOWING:

     At the end of the first sentence of Section 3C, add the words:

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

". . . except (1) punchlist items relating to Landlord's Work as provided in Exhibit C, and (2) latent defects relating to Landlord's work of which Tenant notifies Landlord within one (1) year following the Commencement Date."

     35. SECTION 4A(1). ADD THE FOLLOWING:

     Landlord shall furnish heat and air conditioning in a manner consistent with prevailing practices for similar first-class suburban office buildings in the Minneapolis-St. Paul metropolitan area. For purposes of this Lease, the following dates (or the dates on which the holidays are designated for observance) shall constitute "holidays": New Year's Day, Memorial Day, July Fourth, Labor Day, Thanksgiving Day, and Christmas Day.

     36. SECTION 4C. ADD THE FOLLOWING:

     Notwithstanding anything to the contrary contained in Section 4C, if (1) Landlord ceases to furnish any service in the Building, and Tenant notifies Landlord of such cessation, (2) such cessation is within Landlord's reasonable control (that is, is not caused by force Majeure as defined in Section 18), (3) such cessation does not arise as a result of an act or omission of Tenant, and
(4) as a result of such cessation, the Premises or a material portion thereof are rendered untenantable (meaning that Tenant is unable to use such space in the normal course of its business), then Tenant's exclusive remedy for such cessation shall be as follows: beginning on the third business day after the affected space becomes untenantable and Tenant so notifies Landlord in writing thereof, the Rent and other charges payable hereunder shall be equitably abated based on the percentage of the space in the Premises so rendered untenantable, and such abatement shall continue until the date the Premises become tenantable again.

     37. SECTION 10A. ADD THE FOLLOWING:

     Provided, that Landlord shall pay Tenant's reasonable out-of-pocket expenses for replacing or modifying reasonable quantities of stationery and business materials if a change of street address is (1) made on less than forty-five (45) days prior written notice, and (2) not required by governmental authority or the United States Post Office.

     38. SECTION 11A(3). ADD THE FOLLOWING:

          (1) Notwithstanding anything contained in Section 11A(3) to the contrary, the original Tenant named in this Lease or an Affiliate shall not be in default under such Section so long as (a) the Premises are kept in a clean and orderly condition; (b) Tenant pays its Base Rent and Operating Cost Rent by the due date; and (c) Tenant gives Landlord ten (10) days prior written notice of its intent to vacate the Premises.

          (2) If Tenant vacates the Premises during the Term for a continuous period of more than ninety (90) days, Landlord shall have the option ("Cancellation Option") to cancel this Lease at any time thereafter upon thirty (30) days written notice to Tenant. If Landlord exercises the Cancellation Option, this Lease shall be deemed to have lapsed on the cancellation date specified in Landlord's notice, and neither Landlord nor Tenant shall have any obligations thereunder accruing under this Lease, except the following obligations of Tenant shall survive: (a) Tenant's obligations for the payment to Landlord of all rent and the performance of all other obligations under the Lease which accrue on or before the Cancellation Date; (b) any rights and liabilities which by the terms of this Lease expressly survive the termination of this Lease; and (c) if Tenant fails to completely vacate the Premises and surrender possession thereof on or before the cancellation date in compliance with the Lease, such failure shall be treated as a holding over by Tenant and Landlord shall be entitled to exercise all of its remedies against Tenant under this Lease.

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

     39. SECTION 11A(1). ADD THE FOLLOWING:

     Notwithstanding anything to the contrary contained in Section 11A(1), on the first two (2) occasions during any calendar year of the Term that Tenant defaults in payment of Base Rent or Operating Cost Rent, Landlord shall not be entitled to exercise its remedies set forth in this Lease or at law or in equity with respect to such default unless such default is not remedied within ten (10) days after written notice thereof by Landlord to Tenant.

     40. SECTION 8C. ADD THE FOLLOWING:

     Notwithstanding anything to the contrary contained in this Lease, Tenant is self-insured against the risks of general public liability and property damage, and Landlord hereby waives Tenant's requirement to provide the insurance coverages specified in Section 8C. Upon ten (10) days written request by Landlord, Tenant shall provide reasonable financial information so that Landlord can evaluate the continued self-insurance by Tenant; and Landlord may require Tenant to provide the insurance specified in Section 8C upon thirty (30) days written notice if Landlord reasonably determines that such insurance would be required by a prudent landlord of a comparable building based on Tenant's financial circumstances. Landlord may also require such insurance to be provided if Tenant assigns this Lease or subleases all or any part of the Premises. Without limiting any indemnity stated in Section 8, Tenant agrees that it will indemnify and save harmless Landlord from any all liability for bodily injury, death and property damage to the same extent that would be available if Tenant were to provide insurance with the coverage and the amounts as specified in
Section 8C.

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